Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Gary Johnson, an individual (the “Employee”) and PortalPlayer, Inc. (the “Company”), effective seven calendar days after the date this Agreement is signed by the Employee and not revoked.

Recitals

The Company desires to provide the Employee with severance pay after his termination of employment, subject to the terms and conditions of this Agreement, if the Employee provides the Company with the Release set forth in this Agreement and the Release Agreement attached hereto.

Agreement

Based upon the information stated in the above Recitals and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	The Employee will continue as an employee of the Company, serving at the pleasure of the Board of Directors of the Company, until the Company appoints a new Chief Executive Officer (“CEO”) or October 16, 2006, whichever is later. Upon the appointment of a new CEO or October 16, 2006, whichever is later, the Employee will cease to be an employee of the Company and will resign as a director. Subject to the provisions of Section 18 below, the Company promises, within 10 days following the Effective Date of the Release (as defined in Section 18), to provide to the Employee with the following severance package:

a)	The Company will pay the Employee each month an amount equal to his current monthly base salary of $32,917.00 for the 12 months from the Effective Date of the Release. These payments will be subject to all legally required payroll withholdings. In accordance with the provisions of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, the payments to be made under this section shall be accrued but not paid prior to six (6) months from the time the employee ceases to be an employee and director of the Company. The first payment is to be made six (6) months and one (1) day following the date of termination in the amount of $197,502 less applicable payroll withholdings. The remaining payments shall be made on a monthly basis thereafter.

b)	If the Employee timely elects to continue health insurance coverage under COBRA, then for a period of six months after the Effective Date of the Release, so long as the Employee is paying COBRA premiums, the Company will pay the employee a monthly payment equal to the amount that was paid by the Company prior the termination of employment for Employee’s health insurance coverage. The Employee will not be reimbursed for the portion of the premium which had been paid by the Employee prior to the termination of employment or for any administrative fees or increases in premiums. The Employee is solely responsible for filing any necessary paperwork for COBRA coverage and payment of all premiums.

c)	The Employee’s stock options will be subject to the existing provisions of his stock option agreements as applicable, except that the Compensation Committee of the Board of Directors has approved the amendment of the Employee’s vested options to extend the post-termination exercise period from 90 days following termination of employment to one year from the Effective Date of the Release (or, if earlier, the expiration of the term of the stock option); provided, however, that the extension shall not extend beyond the latest date that would be permitted under Section 409A of the Internal Revenue Code without causing such stock options to become subject to Section 409A. The Employee acknowledges that the amendment of his options may have adverse tax consequences to him, including the treatment of his options as deferred compensation subject to Section 409A of the Internal Revenue Code, and agrees that he is solely responsible (and will indemnify and hold the Company harmless) for any and all tax liabilities (including penalties and interest) which may be imposed in connection with his stock options. The Employee acknowledges that he must make arrangements acceptable to the Company to satisfy any required tax withholding as a condition to the delivery of shares subject to his options, and expressly consents to the withholding of such taxes from any amounts otherwise due him under this Agreement or the option agreement.

d)	In addition, the vesting of the Employee’s outstanding unvested stock options which would have vested had he remained an employee of the Company until one year from the Effective Date of the Release based on the applicable vesting schedule (but without regard to any events subsequent to his termination of employment, such as a change of control of the Company) will be accelerated to the Effective Date of the Release subject to the condition that the Employee may not sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any shares (or any interest in any shares) acquired upon the exercise of any such accelerated option until the date on which the option would otherwise have vested (but for this acceleration) pursuant to the original vesting schedule with respect to such option and all such options not exercised before the expiration of the post-termination exercise period described in 1(c) shall expire. The Employee’s stock options which have not vested on or prior to the termination of his employment, and which do not become vested on his termination of employment pursuant to this paragraph, will be terminated upon his termination of employment.

2.	In consideration of the Company’s agreement to continue the employment of the Employee subject to the terms and conditions of this Agreement, the Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

3.	The Release includes, but is not limited to, release of any and all claims arising out of the Employee’s employment with the Company and the termination of that employment. This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), The California Labor Code, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for wrongful discharge, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly or in bad faith.

4.	The Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.	The Employee promises never to file a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

6.	The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement.

7.	The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

8.	The Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Employee acknowledges and reaffirms in its entirety the Employee Innovations and Proprietary Rights Assignment Agreement dated October 8, 2003 executed upon commencement of his employment, a copy of which is attached to this Agreement. The Employee acknowledges that Employee is subject to the non-solicitation provisions contained in the Employee Innovations and Proprietary Rights Assignment Agreement.

9.	Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. However, this Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction and is not intended to prevent Employee from participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release provided herein.

10.	Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-affiliates or tortious interference with the contracts and relationships of the Company; provided, however, that nothing in this Agreement shall prohibit the Employee from making any truthful statement regarding the Company in the course and scope of his employment, consulting or other business endeavors.

11.	This Agreement is to be governed by California law.

12.	Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

13.	If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

14.	Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

15.	The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both parties.

16.	If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs, in connection with the dispute, including reasonable attorneys’ fees.

17.	Paragraphs 14 and 16 shall not apply if the Employee asserts a claim under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Employee in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the employee asserts certain claims barred by the Release.

18.	The Employee will continue as an at-will employee and either the Company or the Employee may terminate such employment, at any time, with or without cause, with no liability except as set forth herein; provided, however, that the Company may terminate the Employee’s employment prior to October 16, 2006, only for “Cause,” as defined in that certain offer letter dated March 14, 2003 between Employee and the Company (the “Offer Letter”). Notwithstanding any provision of this Agreement to the contrary, (i) if the Company terminates the Employee for Cause, whether before, on or after October 16, 2006, no severance benefits will be provided under this Agreement or the Offer Letter, and (ii) if the Employee terminates his employment prior to the Company’s appointment of a new CEO, no severance benefits will be provided under this Agreement, but the provisions of the Offer Letter will remain in effect. At such time as Employee shall cease to be an employee of the Company, Employee agrees to resign as a director of the Company and execute the Release Agreement attached hereto as Exhibit A within thirty (30) days of his termination of employment. The seventh day after Employee executes such Release Agreement, provided the Release Agreement has been executed within such thirty (30) day period and the Employee has not revoked such Release Agreement, shall be deemed to be the “Effective Date of the Release.”

19.	In signing this Agreement, the Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

20.	Upon effectiveness of this Agreement the Offer Letter shall no longer be in effect, subject to the provisions of Section 18, and except for any rights the Employee may have under the Offer Letter with respect to the acceleration of vesting of stock options upon a change in control of the Company on or before his termination of employment.

21.	The Employee is advised to consult with an attorney before signing this Agreement. The Employee understands that the choice of whether or not to sign this Agreement is the Employee’s decision and that Employee has sought his own tax and legal advice and is not relying on the Company, its lawyers or accountants for any such advice. The Employee acknowledges that the Employee has been given at least 21 days to consider this Agreement before signing it.

22.	The Employee may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement. If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not be entitled to receive the severance package described in this Agreement.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

PORTALPLAYER, INC.		GARY JOHNSON

By	/s/ Richard L. Sanquini 7/26/2006	/s/ Gary Johnson

7/27/2006
Date Signed By Employee

RELEASE AGREEMENT

This Release (“Release”) is made by and between Gary Johnson, an individual (the “Employee”) and PortalPlayer, Inc. (the “Company”), effective seven calendar days after the date this Release Agreement is signed by the Employee and not revoked (the “Release Effective Date”).

Recitals

Employee entered into that certain Separation Agreement as of July     , 2006 (the “Separation Agreement”). Employee agreed to execute this Release within thirty (30) days following his last day of employment with the Company in exchange for the severance set forth in Section 1 of the Separation Agreement.

Agreement

Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	The Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

2.	The Release includes, but is not limited to, release of any and all claims arising out of the Employee’s employment with the Company and the termination of that employment. This includes a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)) which prohibits age discrimination in employment, Title VII of the Civil Rights Act of 1964, 42 U.S.C. §§2000, et seq., which prohibits discrimination in employment based on race, color, national origin, religion, or sex, the Equal Pay Act, which prohibits paying men and women unequal pay for equal work, the Americans with Disabilities Act (42 U.S.C. §§12101, et seq.), which prohibits discrimination against the disabled, the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §§1001, et seq., the California Fair Employment and Housing Act (“FEHA”), Government Code §§12940, et seq., the Fair Labor Standards Act, 29 U.S.C. §§201 et seq., (as amended), The California Labor Code, or any other federal, state or local laws or regulations relating to terms and conditions of employment. The Release also includes any claims for wrongful discharge, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that the Company or any Company-Affiliate has dealt with the Employee unfairly or in bad faith.

3.	The Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	The Employee promises never to file a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

5.	The Release does not waive any rights or claims that the Employee might have arising after the date the Employee signs this Agreement.

6.	The Employee acknowledges that his employment with the Company ceased on or before the date this Agreement is signed by Employee.

7.	The Employee promises and states that the Employee has not given or sold any claim discussed in this Agreement to anyone and that the Employee has not filed a lawsuit, claim, or charge with any court or government agency asserting any claims that are released by the Release.

8.	The Employee promises and states that he has returned to the Company all property belonging to the Company or authored by or concerning the Company (other than the Employee’s personal copies of his payroll and benefits records), including, but not limited to, keys and passes, credit cards, computer hardware and software, papers, manuals, records, drawings, and documents.

9.	The Employee promises and agrees that he will not, except upon written authorization from the Company or as required by law, disclose any confidential or proprietary information belonging to or concerning the Company, and/or Company-Affiliates, vendors, or customers, including, without limitation, financial data, business and marketing plans, budgets, personnel information, product designs and specifications, research and development plans and budgets, technical drawings and specifications, manufacturing methods, technical know-how or other trade secrets. The Employee acknowledges and reaffirms in its entirety the Employee Innovations and Proprietary Rights Assignment Agreement dated October 8, 2003, including his non-solicitation obligations thereunder, executed upon commencement of his employment, a copy of which is attached to this Agreement. The Employee acknowledges that Employee is subject to the non-solicitation provisions contained in the Employee Innovations and Proprietary Rights Assignment Agreement dated October 8, 2003.

10.	Employee agrees not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so. However, this Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”) to enforce the statutes which come under their jurisdiction and is not intended to prevent Employee from participating in any investigation or proceeding conducted by the EEOC or the DFEH; provided, however, that nothing in this section limits or affects the finality or the scope of the Release provided herein.

11.	Employee agrees to refrain from any disparagement, defamation, libel or slander of the Company or Company-affiliates or tortious interference with the contracts and relationships of the Company; provided, however, that nothing in this Agreement shall prohibit the Employee from making any truthful statement regarding the Company in the course and scope of his employment, consulting or other business endeavors.

12.	This Agreement is to be governed by California law.

13.	Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

14.	If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

15.	Except as prohibited by law, any legal dispute between the Employee the Company (or between the Employee and any Company-Affiliates, each of whom is hereby designated a third party beneficiary of this agreement regarding arbitration) arising out of the Employee’s employment or termination of employment or this Agreement (a “Dispute”) will be resolved through binding arbitration in Santa Clara County, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 et seq., and pursuant to California law. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. This arbitration provision is not intended to modify or limit substantive rights or the remedies available to the parties, including the right to seek interim relief, such as injunction or attachment, through judicial process, which shall not be deemed a waiver of the right to demand and obtain arbitration.

16.	This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both parties.

17.	If the Employee breaks any of the promises or agreements made in this Agreement, or if any of the representations or statements made by the Employee in this Agreement are discovered to be untrue, the Company may stop providing the severance benefits described in Section 1 of the Separation Agreement and the Employee will return to the company all severance payments which have been made up to that date. All of the other terms of this Agreement will remain in full force and effect.

18.	If either party files any arbitration, lawsuit, claim, or charge based on, or in any way related to, the Employee’s employment with the Company, any claim that the Employee has released in the Release or the promises and agreements contained in this Agreement, the party that wins the lawsuit or arbitration or prevails on the claim or charge will be entitled to recover from the other party all costs it incurs, in connection with the dispute, including reasonable attorneys’ fees.

19.	Paragraphs 15 and 18 shall not apply if the Employee asserts a claim under the Age Discrimination in Employment Act, 29 U.S.C. §§621, et seq., (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. §626(f)), even though such claim is barred by the Release given by the Employee in this Agreement. This Paragraph does not limit the completeness or finality of Release. It only limits the Company’s remedies in the event that the employee asserts certain claims barred by the Release.

20.	In signing this Agreement, the Employee intends to bind himself and his heirs, administrators, executors, personal representatives and assigns.

21.	The Employee is advised to consult with an attorney before signing this Agreement. The Employee understands that the choice of whether or not to sign this Agreement is the Employee’s decision and that Employee has sought his own tax and legal advice and is not relying on the Company, its lawyers or accountants for any such advice. The Employee acknowledges that the Employee has been given at least 21 days to consider this Agreement before signing it.

22.	The Employee may revoke this Agreement within seven (7) days of signing it. Revocation can be made by sending a written notice of revocation to the Company. For such revocation to be effective, notice must be received no later than 5:00 p.m. on the seventh calendar day after the Employee signs this Agreement. If the Employee revokes this Agreement, it shall not become effective or enforceable and the Employee will not receive the severance package described in this Agreement.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

PORTALPLAYER, INC.	GARY JOHNSON

By

Date Signed By Employee